Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 002-11884 on Form N–1A, of our report dated September 9, 2020 relating to the financial statements and financial highlights of Fidelity Value Discovery Fund, and our reports dated September 14, 2020 relating to the financial statements and financial highlights of Fidelity Series Intrinsic Opportunities Fund, Fidelity Flex Intrinsic Opportunities Fund and Fidelity Value Discovery K6 Fund, each a fund of Fidelity Puritan Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Puritan Trust for the year ended July 31, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 21, 2020